Exhibit 10.13

AMENDED AND RESTATED AGREEMENT FOR ELECTRONIC PAYMENT

PROCESSING

This AMENDED AND RESTATED AGREEMENT FOR ELECTRONIC PAYMENT PROCESSING (this “Agreement”) is made and entered into effective as of the Effective Time (as defined below), by and between USA Payments, a Nevada corporation (“USA”), USA Payment Systems, a Nevada corporation (“Subcontractor”) and Global Cash Access, L.L.C., a Delaware limited liability company (“GCA”).

RECITALS

A. USA and GCA are parties to that certain Agreement for Electronic Payment Processing dated as of June 15, 2000 (the “Prior Agreement”), and the parties hereto desire to amend and restate the Prior Agreement in its entirety with this Agreement.

B. GCA or its affiliates have entered into contracts with one or more gaming establishments or their operators pursuant to which GCA provides cash access services to patrons of such gaming establishments. Such cash access services include, but are not limited to, credit card cash advances, point-of-sale (POS) debit transactions, automated teller machine (ATM) withdrawals, electronic check authorizations and any other method of cash access that GCA offers and that USA and Subcontractor can support (collectively, “Cash Access Services”). In the future, GCA or its affiliates may provide Cash Access Services to persons or entities other than gaming establishments or their operators, including but not limited to hotels, restaurants or retail merchants.

C. By itself or through one or more subcontractors, USA operates an electronic payment processing system that is capable of processing Cash Access Services transactions that are transmitted to USA’s or its subcontractor’s computer switch.

D. GCA desires to have USA process, or cause its subcontractors to process, the Cash Access Services transactions transmitted to USA’s or its subcontractor’s computer switch.

E. USA has selected Subcontractor as its exclusive subcontractor to provide the processing services described hereunder and the parties hereto desire to memorialize USA’s delegation of obligations and liabilities and assignment of rights and benefits hereunder to Subcontractor, Subcontractor’s acceptance of such delegation and assignment and Subcontractor’s agreement to be bound by the terms and conditions of this Agreement.

Now, therefore, in consideration of the mutual promises and covenants contained herein, the parties hereto agree to amend and restate the Prior Agreement as follows:

1. Effectiveness of Agreement. “Effective Time” shall mean the time immediately following the consummation of the transactions contemplated by the Restructuring Agreement, dated as of December 10, 2003 and amended as of January 20, 2004 and February 20, 2004, by and among FDFS Holdings, LLC, First Data Corporation, M&C International, Karim Maskatiya, Robert Cucinotta, GCA and GCA Holdings, L.L.C. This Agreement shall become effective immediately upon the Effective Time and shall retroactively apply to all transactions processed by USA for GCA from and after January 1, 2004. To the extent that GCA paid more to USA prior to the Effective Time in connection with transactions processed from and after January 1, 2004 than the amounts payable pursuant to this Agreement for such transactions, GCA shall be entitled to a credit against the amounts owing by GCA hereunder after the Effective Time.

2. Processing Services. Subject to the terms of this Agreement, USA or Subcontractor shall (i) process each Cash Access Services transaction that is transmitted to USA’s or Subcontractor’s computer switch by submitting a request for authorization to the appropriate network or gateway, (ii) for each such transaction, forward the relevant financial institution’s approval or denial to GCA or its designee, and (iii) for each such approved transaction, facilitate the settlement of all funds to the account or accounts specified by GCA (the “Service”). USA or Subcontractor shall provide the Service according to the performance standards set forth on Schedule C.

3. Exclusivity. GCA’s engagement of USA and Subcontractor to perform the Service shall be exclusive as to GCA within the gaming industry such that neither USA nor Subcontractor shall provide, directly or indirectly, the Service to any third party’s machine or device used in the gaming industry, including without limitation machines or devices that provide cash access services to patrons of gaming establishments, except to the extent of the contracts, agreements or understandings pursuant to which Subcontractor is bound as of the Effective Time, and then only to the extent of the machines or devices listed on Schedule D with respect to which Subcontractor provides the Service as of the Effective Time (it being understood that Subcontractor may not provide the Service to any third party engaged in the gaming industry after the Effective Time with respect to any additional machines or devices used in the gaming industry). Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit USA or Subcontractor from providing payment processing services with respect to non-gaming merchant operations (including but not limited to hotels, restaurants, retail shops, travel agencies or car rental agencies) conducted at establishments at which gaming activity occurs for the purchase of or payment for goods or services other than money orders or gaming goods or services, so long as such payment processing services do not facilitate ATM cash withdrawals, credit card cash advances or debit card cash access transactions in any establishment at which gaming activity occurs. For the avoidance of doubt, references to the Service in this Section 3 are to the types of payment processing services that constitute the Service, and not to the Service provided to GCA specifically.

4. Networks and Gateways. USA or Subcontractor, to the extent necessary, shall, at its own expense, enter into and use its best efforts to maintain the effectiveness of such agreements with one or more credit card and ATM/POS networks or gateways as are necessary to provide the Service. USA or Subcontractor may voluntarily terminate any such agreement only with the prior written consent of GCA, such consent not to be unreasonably withheld. Pursuant to such agreements, USA or Subcontractor, to the extent necessary, shall obtain the right to act as a switch processor, intercept processor and/or acquirer with respect to such networks, as specified in the operating rules and procedures of such networks. USA or Subcontractor shall provide the Service to GCA as a switch processor, intercept processor and/or acquirer as specified in the operating rules and procedures of such networks. USA or Subcontractor shall provide the Service with respect to transactions initiated by patrons of Gaming Establishments in the United States, Canada, the United Kingdom and the Caribbean. USA or Subcontractor shall also provide the Service with respect to transactions initiated by patrons of Gaming Establishments in such other countries and territories as are mutually agreed to. Attached hereto as Schedule A is a list of the networks and gateways through which USA or Subcontractor processes transactions upon the execution of this Agreement.

5. GCA’s Obligations With Respect to the Service.

(a) USA’s obligation to provide the Service using any gateway or network shall be subject to GCA entering into and complying with such agreements or executing and delivering such documents or instruments as may be required by any gateway or network through which USA or Subcontractor processes transactions, and GCA complying with all applicable laws and regulations relating to such gateway or network.

(b) GCA hereby authorizes USA and Subcontractor to effect all funds settlement, fee settlement, and monthly billing of GCA by way of USA or Subcontractor initiating automated clearinghouse (ACH) transactions involving one or more accounts designated by GCA, and GCA agrees to provide such information and execute such documents and instruments as may be required by USA or Subcontractor to complete such ACH transactions.

(c) In order to permit USA or Subcontractor to comply with the adjustment system of any gateway or network relating to chargebacks or other transaction adjustments, GCA shall have at all times available in its designated settlement accounts amounts sufficient to cover any chargeback or adjustment, and USA and Subcontractor shall have the right to process such adjustments by initiating ACH transactions involving the settlement accounts.

(d) GCA shall complete USA’s or Subcontractor’s account setup documentation with respect to each Gaming Establishment.

(e) GCA shall advise USA of the terminal identification number and activation date of each Gaming Establishment. GCA shall match each PIN pad serial number with the terminal identification number of the Gaming Establishment at which such PIN pad is deployed.

(f) GCA will arrange for a financial institution to sponsor, to the extent necessary, GCA or Subcontractor with each network or gateway with which USA or Subcontractor has an agreement pursuant to Section 4, to the extent such sponsorship is required according to the rules and regulations of the applicable network or gateway. GCA shall be solely responsible for paying any and all fees associated with such sponsorship; provided, however, that to the extent that the payment of any such fees associated with sponsorship permits Subcontractor to process transactions for persons or parties other than GCA, then GCA shall only be obligated to pay that portion of the sponsorship fees that is attributable to transactions processed for GCA (any apportionment to be according to the volume of transactions processed).

(g) GCA will arrange for a financial institution to perform such settlement services as may be required in connection with the settlement of transactions processed through the Service. GCA shall be solely responsible for paying any and all fees associated with such settlement services.

(h) GCA shall insert a master encryption key into each personal identification number (PIN) pad using the encryption key provided by USA or Subcontractor. GCA shall at all times comply with the security requirements for key management as documented in the applicable network’s operating rules.

(i) GCA shall maintain a database of all Gaming Establishments, terminal identification numbers and PIN pad serial numbers used to provide the Service.

6. USA’s and Subcontractor’s Obligations With Respect to the Service.

(a) Not later than the tenth day of each calendar month, USA or Subcontractor shall provide GCA with a detailed report or spreadsheet of all transactions processed pursuant to this Agreement during the preceding calendar month, in a mutually agreeable form and format, which shall initially be the form and format of such report as provided to GCA immediately prior to the Effective Time. The report shall contain: (i) the name and terminal identification number of each Gaming Establishment, (ii) the total number of transactions processed, (iii) the aggregate dollar amount of transactions processed, (iv) the total number of transactions processed that were approved and the total number of transactions processed that were denied, and (v) the aggregate cardholder fees assessed in connection with the transactions initiated by patrons of each Gaming Establishment.

(b) Upon GCA’s request, USA or Subcontractor shall provide GCA with an electronic file containing such transaction data as is necessary for GCA to assist Gaming Establishments in the resolution of cardholder disputes. USA or Subcontractor shall be responsible for resolving cardholder disputes involving POS debit cards which GCA is unable resolve because GCA is not itself providing POS debit card processing or settlement services.

(c) USA or Subcontractor shall transmit to GCA electronic files, reports and transmissions of detailed transaction activity in a mutually agreeable format and at a mutually agreeable frequency. Initially, USA or Subcontractor shall transmit such electronic files, reports and transmissions in the form and at the frequency in which and at which such files, reports and transmissions are transmitted to GCA immediately prior to the Effective Time, which includes daily files, reports and transmissions that include positive pay check files and a reconciliation file of all checks issued.

(d) USA or Subcontractor shall transmit a daily file, in a mutually agreeable format, of transaction activity to a GCA-specified location for fraud control and risk monitoring. Initially, USA or Subcontractor shall transmit such files in the form in which such files are transmitted immediately prior to the Effective Time.

7. No Other Services. Except as is expressly provided herein, neither USA nor Subcontractor shall be obligated to provide GCA with any additional products or services. Without limiting the generality of the foregoing, neither USA nor Subcontractor shall be responsible for providing any customer service or support directly to any Gaming Establishment or any of their patrons. GCA shall be solely responsible for providing customer service or support directly to Gaming Establishments and their patrons. Notwithstanding the foregoing, GCA may contact USA to address any issues related to the Service and USA and Subcontractor each agrees to cooperate in good faith with GCA in addressing any such issues.

8. Fees. In consideration of USA’s provision, or causing Subcontractor to provide, the Service, GCA shall pay the fees set forth in Schedule B hereto for any calendar month during the term of this Agreement. USA shall provide GCA with an invoice detailing such fees for any calendar month during the term of this Agreement not later than the 10th day, and GCA shall pay such fees by way of an ACH transaction initiated by USA not later than the 15th day, of the following calendar month. Upon the written request of GCA (no more than once per fiscal quarter), USA and Subcontractor shall permit an independent auditor designated by GCA to have reasonable access to USA’s or Subcontractor’s books and records in order for such independent auditor to make an accounting of fees payable to USA under this Agreement. GCA shall bear all costs and expenses associated with such accounting.

9. USA and Subcontractor Representations, Warranties and Covenants. USA and Subcontractor each represents and warrants, to the best of its knowledge, that the Service is and shall be, at all times during the term of this Agreement, provided in full compliance with all applicable laws, regulations and gateway and network rules. In the event that the Service is not provided in full compliance with all applicable laws, regulations and gateway and network rules, USA or Subcontractor, as the case may be, shall, in addition to its other obligations under this Agreement and without prejudice to GCA’s rights arising from such non-compliance, use its best efforts to modify the Service to bring it into full compliance with all applicable laws, regulations and gateway and network rules. USA and Subcontractor each further represents, warrants and covenants to GCA as follows:

(a) that neither USA nor Subcontractor is subject to any legal or equitable claims by third parties relating to USA’s or Subcontractor’s provision of the Service and that there are no pending or threatened suits, proceedings or administrative actions against USA or Subcontractor relating to USA’s or Subcontractor’s provision of the Service, and that USA or Subcontractor shall notify GCA promptly if USA or Subcontractor, as the case may be, becomes aware of any such claim, suit, proceeding or administrative action;

(b) that neither USA nor Subcontractor is precluded by contract or by law from entering into and executing this Agreement, and that the execution hereof shall not constitute a breach or default by USA or Subcontractor under any agreement to which USA or Subcontractor is a party or a violation of any order or decree to which USA or Subcontractor is subject;

(c) that neither USA nor Subcontractor has received any written notice of any violation of any applicable laws or regulations relating to USA’s or Subcontractor’s provision of the Service and that USA or Subcontractor shall notify GCA promptly if USA or Subcontractor, as the case may be, receives any such notice; and

(d) that Subcontractor shall, at its sole cost and expense, undergo a SAS 70 audit and financial audit annually, together with such other association or network audits as are necessary for Subcontractor to provide the Service, and that Subcontractor shall share the reports resulting from such audits with GCA, and that Subcontractor shall promptly undertake all corrective actions necessary to address deficiencies identified in or in connection with any such audit.

10. GCA Warranties. GCA represents, warrants and covenants to USA as follows:

(a) that the ACH information provided by GCA to USA and Subcontractor from time to time is accurate and sufficient for USA and Subcontractor to initiate ACH transactions involving GCA’s accounts;

(b) that GCA shall accept all ACH transactions initiated by USA and Subcontractor and involving GCA’s accounts which are authorized hereunder, and GCA shall remedy any funds insufficiencies, stopped payments or any other ACH returns or rejects within three (3) banking days provided that such funds insufficiencies, stopped payments or other ACH returns or rejects are not caused by any error in billing of USA or Subcontractor;

(c) that GCA is not currently subject to any legal or equitable claims of third parties relating to USA’s or Subcontractor’s provision of the Service to GCA pursuant to this Agreement or the Prior Agreement, and that there are no pending or threatened suits, proceedings or administrative actions against GCA relating to USA’s or Subcontractor’s provision of the Service to GCA pursuant to this Agreement or the Prior Agreement;

(d) that GCA is not precluded by contract or by law from entering into and executing this Agreement, and execution hereof shall not constitute a breach or default by GCA under any agreement to which GCA is a party or a violation of any order or decree to which GCA is subject; and

(e) that GCA has not received any written notice of any violation of any applicable laws or regulations relating to USA’s or Subcontractor’s provision of the Service to GCA pursuant to this Agreement or the Prior Agreement.

11. Disclaimer; Limitation of Liability.

(a) THE REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

(b) No party shall be liable for any indirect, incidental, special or consequential damages, including loss of profits, revenue, data, use or goodwill, whether in an action in contract or tort, even if the other party has been advised of the possibility of such damages.

(c) In no event shall USA’s, Subcontractor’s or GCA’s aggregate liability to the other party for damages under this Agreement exceed the greater of $1,000,000 or the aggregate amount of fees actually paid by GCA to USA hereunder during the two-month period immediately prior to the event or circumstance giving rise to such liability; provided, however, that the limitation set forth in this Section 11(c) shall not apply to indemnification obligations under Section 12 or to damages resulting from any breach of GCA’s, USA’s or Subcontractor’s obligations under Section 14 or any act of gross negligence, fraud or willful misconduct.

12. Indemnification.

(a) USA and Subcontractor shall, jointly and severally, indemnify and hold GCA harmless from and against any claims, liabilities, losses, expenses or damages (including attorney’s fees) relating to, arising out of or in connection with any claims by third parties against GCA (i) as a result of USA’s or Subcontractor’s provision of the Service, (ii) as a result of USA’s or Subcontractor’s breach of this Agreement, or (iii) alleging infringement of intellectual property in connection with USA’s or Subcontractor’s provision of the Service.

(b) GCA shall indemnify and hold USA and Subcontractor harmless from and against any claims, liabilities, losses, expenses or damages (including attorney’s fees) relating to, arising out of or in connection with any claims by third parties against USA and Subcontractor as a result of GCA’s use of the Service, except to the extent caused by any error or defect in any transaction transmitted by GCA to USA’s or Subcontractor’s computer switch or Subcontractor’s gross negligence, fraud or willful misconduct.

13. Mutual Assistance. USA, Subcontractor and GCA will use reasonable efforts to assist each other in complying with all applicable gateway and network rules, specifically including the rules and requirements of the applicable gateways and networks relating to availability and speed of handling. USA, Subcontractor and GCA shall also use their commercially reasonable efforts to assist each other in complying with all audit requirements, if any, of applicable state or federal regulatory authorities.

14. Confidentiality, Data Protection and Internal Control.

(a) All transaction data and information, merchant identities, and records relating to or arising in the course of GCA’s business shall be deemed “GCA’s Confidential Information.” GCA’s Confidential Information shall not include information which

(i) is or becomes a part of the public domain through no act or omission of USA or Subcontractor;

(ii) was in USA’s or Subcontractor’s lawful possession prior to disclosure by GCA and had not been obtained by USA or Subcontractor either as a result of providing the Service or directly or indirectly through GCA; or

(iii) is lawfully disclosed to USA or Subcontractor by a third party without violation of any duty or obligation of confidentiality.

(b) All payment processing software, know-how and trade secrets of Subcontractor shall be deemed “Subcontractor’s Confidential Information.” Subcontractor’s Confidential Information shall not include information which

(i) is or becomes a part of the public domain through no act or omission of GCA;

(ii) was in GCA’s lawful possession prior to disclosure by Subcontractor and had not been obtained by GCA either as a result of using the Service or directly or indirectly through Subcontractor; or

(iii) is lawfully disclosed to GCA by a third party without violation of any duty or obligation of confidentiality.

(c) USA and Subcontractor each agrees, both during the term of this Agreement and for a period of one (1) year after termination of this Agreement (the “Retention Period”), to hold in confidence and not disclose to any third party any of GCA’s Confidential Information. Except to the extent that applicable law, regulation or other applicable requirement requires a longer period than the Retention Period, at the end of the Retention Period, USA and Subcontractor shall destroy all GCA Confidential Information in its possession or under its control. USA and Subcontractor each further agrees not to use GCA’s Confidential Information for any purpose other than providing the Service hereunder. USA and Subcontractor each agrees to take all reasonable steps to ensure that GCA’s Confidential Information is not used or disclosed in violation of this Agreement. USA and Subcontractor each shall comply with all applicable laws and regulations regarding the protection, use and disclosure of any financial and other non-public information which it obtains in the course of providing the Service and which relate to consumers or other patrons who engage in cash access transactions. GCA agrees, both during the term of this Agreement and for a period of three (3) years after termination of this Agreement, to hold in confidence and not disclose to any third party any of Subcontractor’s Confidential Information. GCA further agrees not to use Subcontractor’s Confidential Information for any purpose other than use of the Service hereunder. GCA agrees to take all reasonable steps to ensure that Subcontractor’s Confidential Information is not used or disclosed in violation of this Agreement.

(d) USA and Subcontractor each understands and agrees that in the event of the breach of this Section 14 by USA or Subcontractor, GCA will suffer immediate and irreparable harm, and that monetary damages may be insufficient. GCA understands and agrees that in the event of the breach of this Section 14 by GCA, USA or Subcontractor, as the case may be, will suffer immediate and irreparable harm, and that monetary damages may be insufficient. Accordingly, each party hereto agrees that, in the event of any breach or threatened breach of this Section 14, the other parties may, in addition to the other remedies which may be available to them at law or in equity and all of which are expressly retained, seek injunctive or other equitable relief to prevent a party’s breach or anticipatory breach of this Section. Each party hereto understands and agrees that in the event of the breach of this Section 14 by another party hereto, the nonbreaching party will suffer immediate and irreparable harm, and that monetary damages may be insufficient. Accordingly, each party hereto agrees that, in the event of any such breach or threatened breach, the other parties may, in addition to the other remedies which may be available to it at law or in equity and all of which are expressly retained, seek injunctive or other equitable relief to prevent a party’s breach or anticipatory breach of this Section.

(e) USA and Subcontractor shall at all times during the term of this Agreement maintain and implement an information security program with respect to its provision of the Service that complies with the requirements of the Federal Trade Commission’s rule regarding Standards for Safeguarding Customer Information. Likewise, GCA shall at all times during the term of this Agreement maintain and implement an information security program with respect to the information provided by USA and Subcontractor in connection with the Service that complies with the requirements of the Federal Trade Commission’s rule regarding Standards for Safeguarding Customer Information.

(f) From time to time, at least annually, during the term of this Agreement, upon prior written notice by GCA, USA and Subcontractor shall allow GCA access to USA’s and Subcontractor’s premises and personnel reasonably required to perform an audit of the operational and data processing environment maintained by USA or Subcontractor to provide the Service. USA and Subcontractor each shall promptly address material deficiencies identified by such audit. USA and Subcontractor each shall cooperate fully with any and all governmental regulators having jurisdiction over GCA in connection with any examination, audit or inquiry of GCA. USA and Subcontractor each further agrees to cooperate fully with GCA and its designated agents (including its internal and external auditors) in connection with the preparation of financial statements or otherwise in connection with the business of GCA and its receipt of the Service.

(g) USA and Subcontractor shall maintain an internal control environment and corresponding policies to protect GCA’s Confidential Information. USA and Subcontractor each agrees that GCA or its designated auditor shall be granted access to USA’s premises and Subcontractor’s premises upon reasonable written notice and in accordance with the reasonable rules and regulations of USA and Subcontractor regarding access and conduct on its premises, to inspect such premises or have the same inspected by its auditors or persons designated by GCA so that GCA may satisfy itself as to USA’s and Subcontractor’s compliance with the terms of this Agreement and their compliance with any requirement of any governmental agency or private body having jurisdiction over USA or Subcontractor with regard to the Service.

(h) GCA shall maintain an internal control environment and corresponding policies to protect Subcontractor’s Confidential Information. GCA agrees that USA and Subcontractor or their designated auditors shall be granted access to GCA’s premises upon reasonable written notice and in accordance with the reasonable rules and regulations of GCA regarding access and conduct on its premises, to inspect such premises or have the same inspected by their auditors or persons designated by USA and Subcontractor so that USA and Subcontractor may satisfy themselves as to GCA’s compliance with the terms of this Agreement and its compliance with any requirement of any governmental agency or private body having jurisdiction over GCA with regard to the Service provided by USA and Subcontractor.

15. Force Majeure. No party shall be liable for any delay or default in the performance of any obligation under this Agreement (other than, so long as the ACH system remains in normal operation, GCA’s payment of fees to USA under this Agreement and USA’s or Subcontractor’s settlement to the account or accounts specified by GCA of all funds in connection with transactions processed through the Service) to the extent that performance is delayed or prevented by an event of force majeure, including any act of God, flood, war, riot, fire, accident, explosion, labor trouble, power outage, act of government or any other cause beyond the party’s control.

16. Term and Termination. The initial term of this Agreement shall commence at the Effective Time and shall continue for a period of ten (10) years. Upon the expiration of the initial term, this Agreement shall automatically renew for successive twelve (12) month renewal terms unless either party provides written notice to the contrary at least ninety (90) days prior to the expiration of the initial term or the then current renewal term. Notwithstanding the foregoing, (i) GCA may terminate this Agreement in the event that USA or Subcontractor breaches any material obligation or representation or warranty under this Agreement or in the event that the Service is not provided in full compliance with all applicable laws, regulations and gateway and network rules, and USA and Subcontractor fail to cure such breach or non-compliance within thirty (30) calendar days after written notice thereof, and (ii) USA may terminate this Agreement in the event that GCA breaches any material obligation or representation or warranty under this Agreement and fails to cure such breach within thirty (30) calendar days after written notice of such breach. In addition, GCA may terminate this Agreement upon notice to USA in the event that USA or Subcontractor fails to conform to the performance standards set forth on Schedule C and either party may terminate the this Agreement upon prior written notice to the other party in the event that a determination is made by any judicial or administrative authority that the Service provided pursuant to this Agreement violates any applicable law, rule or regulation. For a period of one hundred eighty (180) days following termination of this Agreement, USA and Subcontractor each shall use commercially reasonable efforts to transition the provision of the Service to service provider(s) designated by GCA, and USA shall be entitled to payment during such period in accordance with Section 8 of fees that are 150% of the amount of the applicable fees in effect upon the date of termination. All provisions of this Agreement shall survive termination of this Agreement and continue in effect until the earlier of one hundred eighty (180) days following termination of this Agreement or the date upon which GCA determines, in its reasonable discretion, that the provision of the Service has been transitioned as required by the preceding sentence (the “Transition Completion”). The provisions of Sections 8, 11, 12, 14, and 16 through 29 of this Agreement shall survive termination of this Agreement and the Transition Completion.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to any conflicts of laws principles that would result in the application of the laws of any other jurisdiction.

18. Jurisdiction. The parties agree that the state and federal courts located in Clark County, Nevada, shall have exclusive jurisdiction over and shall be the exclusive venue for, resolving any disputes arising under this Agreement.

19. Notices. All notices, including notices of address changes, required to be sent hereunder shall be in writing and shall be deemed to have been delivered immediately upon personal delivery, the next business day if sent by confirmed facsimile, or three (3) days after the notice has been mailed by certified mail, return receipt requested, to the address listed on the signature page hereto.

20. Invalid Provision. In the event that any provision of this Agreement is found to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and the parties shall be deemed to have substituted an enforceable provision which is as close as reasonably possible to the purpose and economic consequence of the deleted provision. This Agreement shall not be construed against the drafter hereof.

21. Entire Agreement. This Agreement constitutes the complete understanding between the parties with respect to the subject matter hereof and supersedes all previous agreements or representations, written or oral, with respect to the subject matter hereof but not with respect to any transactions prior to January 1, 2004, including those related to the Prior Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each party.

22. Ownership of Property and License of Software. Any software programs developed and provided by USA or Subcontractor to GCA for use in accessing the Service are and shall hereafter remain the sole property of USA or Subcontractor, respectively. USA and Subcontractor each hereby grants GCA the limited right and royalty-free license during the term of this Agreement to use any such software solely for the purpose of using the Services in connection with transactions initiated by patrons of the Gaming Establishments pursuant to the GCA Service Agreements. All computer equipment, computer media, network contracts, and computer operating systems owned by USA or Subcontractor shall hereafter remain the sole property of USA or Subcontractor, respectively.

23. Assignment and Subcontracting. This Agreement may not be assigned without the prior written consent of USA, in the case of an assignment by GCA, or GCA, in the case of assignment by USA or Subcontractor, which consent may be withheld in the sole discretion of the party whose consent is sought; provided, however, that USA’s or Subcontractor’s prior consent shall be deemed to have been given in the event that GCA assigns this Agreement to any entity that is controlling, controlled by or under common control with GCA or to any resulting or surviving corporation or other business entity following a conversion, merger, consolidation or incorporation to which GCA is a constituent party, or in the event of the grant of a security interest, lien, or other mortgage in this Agreement and the rights granted hereunder or the realization, enforcement or foreclosure thereunder whether by GCA or any secured creditor. For the avoidance of doubt, and without limiting the foregoing, it is expressly agreed that nothing in this Agreement shall prohibit GCA (including, without limitation, GCA as a debtor in possession or a trustee in bankruptcy on behalf of GCA’s bankruptcy estate) from assuming, or from assuming and assigning, this Agreement pursuant to section 365 of title 11 of the United States Code (the “Bankruptcy Code”) in a case under the Bankruptcy Code in which GCA is a debtor (or under any similar law in any similar proceeding then available to GCA, or a secured creditor of GCA, under applicable state or federal law, including, without limitation, bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar state or federal laws relating to the enforcement of creditors’ rights generally, or under general principles of equity) and USA and Subcontractor shall be deemed to have consented to any such assumption, or assumption and assignment, of this Agreement. In particular, and without limiting the foregoing, USA and Subcontractor hereby consent to the assumption, and to the assumption and assignment, of this Agreement by GCA, including without limitation GCA as a debtor in possession or a trustee in bankruptcy on behalf of GCA’s bankruptcy estate, for all purposes under section 365 of the Bankruptcy Code including without limitation section 365(c)(1)(B) of the Bankruptcy Code (in the event that section 365(c)(1)(A) of the Bankruptcy Code is applicable). In the event that GCA becomes a debtor in a case under the Bankruptcy Code, on request of GCA as a debtor in possession or a trustee appointed or elected in such case, each of USA and Subcontractor agrees to promptly reaffirm in writing its consent to the assumption, or the assumption and assignment, of this Agreement for all purposes under section 365 of the Bankruptcy Code. Further, notwithstanding the foregoing, USA may delegate and subcontract some or all of its obligations hereunder to any third party that USA reasonably determines is capable of providing the Service; provided, however, that (i) USA shall provide written notice to and obtain the consent of GCA prior to any such delegation or subcontract, such consent not to be unreasonably withheld, (ii) USA shall be fully liable for the failure of any such subcontractor to comply with any of USA’s representations, warranties and obligations under this Agreement, and (iii) USA shall indemnify, defend and hold GCA harmless from and against any damages, losses or liabilities arising out the failure of any such subcontractor to strictly comply with any of USA’s representations, warranties or obligations hereunder. USA shall effect any such delegation or subcontract to any party other than Subcontractor by means of a written agreement between USA and such delegee or subcontractor which requires such delegee or subcontractor to comply with all of USA’s representations, warranties and obligations hereunder. For the avoidance of doubt, the parties acknowledge that (x) references to “subcontractor” or “subcontract” in the two preceding sentences do not include Subcontractor and (y) Subcontractor may not delegate or subcontract any of its obligations hereunder to any third party without the prior written consent of GCA, which consent may be withheld in GCA’s sole discretion. USA may not discontinue or revoke its delegation of obligations and liabilities and assignment of rights and benefits to Subcontractor hereunder without Subcontractor’s prior consent.

24. Successors and Assigns. Subject to the limitations in the section captioned “Assignment and Subcontracting,” this Agreement shall inure to the benefit of and bind the heirs, and permitted successors and assigns of the parties hereto.

25. Further Assurances. Each party agrees to and will take any and all other and further actions and execute any and all other and further writings reasonably requested by the other party hereto in furtherance of the contemplated purposes of this Agreement.

26. Remedies. A party’s remedies at law or in equity may be exercised cumulatively or severally. In no event shall either party have a right to offset against any amount owing or payable to the other party hereunder prior to obtaining a judgment of a court of competent jurisdiction.

27. Relationship of the Parties. The relationships of USA and Subcontractor to GCA hereunder is that of an independent contractor. Nothing contained in this Agreement nor any acts of the parties hereto shall be deemed or construed to create a partnership or a joint venture between the parties hereto. No party shall have the authority or bind or attempt to bind or obligate the other to any third party whatsoever, and no party shall hold itself out as an agent, partner, joint venturer or representative of the other.

28. Use. The use herein of the neutral gender includes the masculine and the feminine, and where used herein the singular includes the plural, and vice-versa, whenever the context so requires.

29. Waiver of Breach. The waiver by either party hereto of a breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or any other provision hereof. All waivers hereunder must be in writing and signed by the party against whom they are to be enforced.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the Effective Time.

USA Payments

By:	/s/ KARIM MASKATIYA
Karim Maskatiya, President

3250 Mission College Blvd, Suite 120

Santa Clara, CA 95054

Phone: (408) 492-0034

Fax: (408) 492-9632

Global Cash Access, L.L.C.

By:	/s/ KIRK E. SANFORD
Kirk E. Sanford, Chief Executive Officer

3525 E. Post Road # 120

Las Vegas, NV 89120

Phone: 702/855-3006

Fax: 702/262-5035

USA Payment Systems

By:	/s/ THOMAS D. MCCARLEY
Name:	Thomas D. McCarley
Title:	Vice President

14202 Champion Forest

Houston, TX 77069

Phone: (281) 580-7400

Fax: (281) 580-7771

SCHEDULE A

NETWORKS AND GATEWAYS

ATM and POS debit direct connections:

Star System, Inc.

including the following gateways through Star System, Inc.: Pulse and NYCE including the following national networks through Star System, Inc.: Cirrus, Maestro, Plus and InterLink

Credit card direct connections:

Visa, Mastercard, Discover through Visa

and any other networks or gateways jointly selected by USA and GCA.

SCHEDULE B

FEES

Network and Gateway Fees. GCA shall pay and be solely responsible for the normal and customary fees set by each gateway or network for participation in its gateway or network. GCA shall pay such fees directly to such gateway or network and in the manner required by such gateway or networks. Notwithstanding the foregoing, to the extent that USA or Subcontractor pays or bears any of such fees on GCA’s behalf, USA shall invoice GCA for such fees in its next monthly invoice. Such fees include, but are not limited to all interchange, transaction or other fees charged or levied from time to time by the gateway or network on its participants. Such fees are due and collected daily or monthly depending upon the network or gateway. GCA shall pay such fees so that USA and Subcontractor each may perform its obligations with respect to transaction and fee settlement under the applicable rules and regulations of the gateway or network.

GCA understands that the amounts of the gateway and network fees are fixed by the applicable gateway or network, and GCA understands that they are subject to change by such gateway or network. In the event that any of the foregoing gateway or network fees is changed, GCA shall pay the adjusted amounts. GCA also agrees to pay any additional fees imposed by any gateway or network on its participants.

To the extent that the payment of any network or gateway fees permits USA or Subcontractor to process transactions for persons or parties other than GCA, then GCA shall only be obligated to pay that portion of the participation fees that is attributable to transactions processed for GCA (any apportionment to be according to the volume of transactions processed).

USA Fees. GCA shall pay the following fees:

(a) Telecommunications. GCA shall pay all direct telecommunication charges incurred by USA or Subcontractor on a per transaction basis, as billed by the telecommunications provider. GCA shall also reimburse USA or Subcontractor for the portion of any telecommunications fees (e.g. line charges) or telecommunications hardware expenses (e.g. routers) incurred by USA or Subcontractor in providing the Service hereunder. To the extent that any such telecommunications fees or hardware expenses are attributable to telecommunications facilities or hardware used by USA or Subcontractor to process transactions for persons or parties other than GCA, then GCA shall only be obligated to pay that portion of such fees or expenses that are attributable to the transactions processed for GCA (any apportionment to be according to the volume of transactions processed). At GCA’s option, GCA may procure its own telecommunications service to enable USA or Subcontractor to provide the Service, in which case GCA shall pay the telecommunications charges directly. GCA shall also pay for any direct connections to USA’s or Subcontractor’s servers or other equipment. All telecommunications fees will be invoiced monthly.

(b) Base II. GCA shall pay USA a monthly fee of $6,000.00 for MasterCard Base II processing, and a monthly fee of $12,000 for Visa Base II processing. All Base II processing fees will be invoiced monthly.

(c) Transaction Fees. GCA shall pay a processing fee for each transaction (including any completed transaction and any attempted transaction with respect to which authorization is sought) processed hereunder according to the following table:

No. of Transactions per Calendar Year	Fee Per Transaction
First 50 million transactions (0 – 50 million)	$0.03
Second 50 million transactions (50 million – 100 million)	$0.025
Any additional transactions (100 million or more)	$0.01

For example, if the number of transactions during a calendar year was 75 million, the first 50 million will be billed at $0.03 per transaction and the next 25 million will be billed at $0.025 per transaction.

All transaction fees will be invoiced by USA to GCA monthly.

In the event that the number of transactions during any calendar year is less than 70 million, GCA shall, within thirty (30) days following the end of such calendar year, make a payment to USA (to be forwarded by USA to Subcontractor) in an amount equal to $0.03 per transaction for each transaction by which the number of transactions during such calendar year fell short of 50 million plus $0.025 per transaction for each transaction by which the number of transactions during such calendar year exceeded 50 million but fell short of 70 million.

(d) Internet Access. GCA shall be responsible for procuring at its location, all computer hardware and software and internet connectivity that is necessary to interact with USA’s or Subcontractor’s systems. All equipment must be compatible with USA’s or Subcontractor’s server software and will be used to communicate with USA’s or Subcontractor’s servers to transmit reports and/or data to GCA.

Fees for Other Services. From time to time, USA or Subcontractor may offer to provide additional services, such as software development services, to GCA. The fees and terms for those additional services shall be agreed upon in writing by the parties prior to being provided.

Travel Expenses. GCA will reimburse USA or Subcontractor for any expenses incurred by USA or Subcontractor in connection with travel of USA or Subcontractor personnel that is specifically requested by GCA for installation, support or other services. USA may obtain reimbursement for such amounts by way of an ACH transaction initiated by USA not earlier than 30 days after submission of an invoice for the same to GCA. GCA shall have no obligation to reimburse USA or Subcontractor for any expenses incurred by USA or Subcontractor in connection with travel of USA personnel that is not specifically requested by GCA.

SCHEDULE C

PERFORMANCE STANDARDS

System Availability

USA’s or Subcontractor’s systems shall be available to process authorization requests transmitted to USA’s or Subcontractor’s computer switch by GCA 99% of the minutes during each calendar month and 90% of the minutes of each calendar day, subject to the following exceptions: (a) any unavailability resulting from a failure of a national communications network (such as Sprint, AT&T, MCI or their successors) or credit, debit or ATM network or gateway (such as Visa, Cirrus, Plus or Star), (b) any unavailability resulting from scheduled system maintenance of not more than 3 hours per calendar week of which USA or Subcontractor has provided GCA at least 24 hours advance notice, and (c) any unavailability resulting from force majeure events described in the Agreement. The availability of USA’s or Subcontractor’s systems shall be determined by reference to uptime verification data provided by third parties such as networks, gateways or telecommunications providers.

Scheduled Maintenance

USA or Subcontractor scheduled maintenance or system unavailability shall never occur on a Saturday, Sunday or holiday without GCA’s express prior written consent. USA and Subcontractor shall only perform system maintenance that requires unavailability at times that are previously approved in writing by GCA. All database, terminal and other software changes will be implemented during mutually agreed upon times.

Service

USA or Subcontractor shall, during the term of the Agreement, provide GCA with telephonic customer service at no additional charge, which customer service shall be available 24 hours per day, 7 days per week. Such customer service shall be via a telephone number provided by USA or Subcontractor for the purpose of responding to inquiries regarding the Services and repair services offered. In the event that GCA notifies USA or Subcontractor of any unavailability of the Service or any failure of the Service to operate in its normal operating mode, USA or Subcontractor shall take measures to begin working on the unavailability or failure within 2 hours of detecting or being notified of such issue and will use its best efforts to resolve the problem and restore the Service to full availability in its normal operating mode within 24 hours.

SCHEDULE D

EXISTING CONTRACTS, AGREEMENTS OR UNDERSTANDINGS

As of the Effective Time, Subcontractor is bound by contracts, agreements or understandings with other of its customers pursuant to which Subcontractor provides payment processing services to following the machines or devices located at the gaming establishments set forth opposite the machine or device designation:

Gaming Establishment	Machine or Device
Jackson Rancheria	21 ATMs
Golden West Casino	2 ATMs
Oakland Bingo Hall	1 ATM
Chicken Ranch Casino	4 ATMs